Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2013 FINANCIAL RESULTS

CHICAGO, IL, March 14, 2014 (GLOBE NEWSWIRE) – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced its fourth quarter and full year 2013 financial results.

“2013 was a year of incredible achievement for Durata, including data presentations of our DISCOVER programs, accepted regulatory submissions of dalbavancin in the U.S. and E.U., and activities to prepare for commercialization. In addition, we strengthened our balance sheet with equity and debt financings that give us operational flexibility,” said Paul R. Edick, Chief Executive Officer of Durata Therapeutics. “2014 looks to be an exciting year for Durata as we continue to build an organization focused on the goal of increasing patient well-being while simultaneously improving efficiency of health care delivery.”

2013 Highlights and Recent Events

Our significant accomplishments include the following:

•	We released and presented results from our DISCOVER 1 and DISCOVER 2 Phase 3 clinical trials (“DISCOVER trials”), which showed that dalbavancin met its primary and secondary endpoints of early response, measured at 48 to 72 hours of therapy, and clinical success at the end of treatment in patients with very large skin lesions and high frequencies of fever and systemic inflammatory response syndrome;

•	In September 2013, we submitted our new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) seeking approval for the marketing and sale of dalbavancin for the treatment of patients with acute bacterial skin and skin structure infections (“ABSSSI”) caused by susceptible Gram-positive microorganisms, including methicillin resistant Staphylococcus aureus (“MRSA”), and on November 25, 2013, the FDA accepted our NDA for priority review with an action date of May 26, 2014;

•	We submitted a marketing authorization application (“MAA”) to the European Medicines Agency (“EMA”) in November 2013, and on December 20, 2013, the EMA accepted our MAA for review;

•	On April 17, 2013, we completed a public offering of common stock, resulting in approximately $54.1 million in net proceeds, after underwriting discounts and prior to offering expenses payable by us;

•	In October 2013, we and our subsidiaries entered into a credit agreement with PDL BioPharma, Inc. (“PDL”), which provides for up to $70.0 million in debt financing. We used the first funding tranche of $25.0 million to repay amounts owed to Oxford Finance LLC (“Oxford”) under our former loan agreement with Oxford, with the remaining funds available for working capital purposes. Upon FDA approval of dalbavancin prior to December 31, 2014, another $15.0 million will be funded to us within five days of such approval. In addition, we may borrow up to $30.0 million, at our option, for up to nine months following FDA approval.

Full Year 2013 Financial Results

As of December 31, 2013, we had cash and cash equivalents plus short-term investments of $59.7 million, compared to $45.4 million at December 31, 2012. The increase was primarily due to the Company’s equity offering in the second quarter of 2013.

Net loss for the year ended December 31, 2013 (the “2013 Year”) was $62.1 million, compared to a net loss of $62.5 million for the year ended December 31, 2012 (the “2012 Year”).

Research and development expenses for the 2013 Year were $37.3 million, compared to $51.7 million for the 2012 Year. The $14.4 million decrease from the 2012 Year to the 2013 Year is primarily due to the decrease in clinical trial activities following the completion of the DISCOVER trials and is partially offset by higher costs associated with the manufacturing of product for the anticipated commercialization.

General and administrative expense for the 2013 Year was $18.6 million, compared to $9.8 million for the 2012 Year. The $8.8 million increase from the 2012 Year to the 2013 Year related to our continued expansion efforts in preparation for the anticipated commercial launch of dalbavancin and increased cost associated with operating as a public company.

Conference Call and Webcast Information

The company will host a conference call today, March 14, 2014, at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 31699772). A replay of the call may be accessed through March 28, 2014 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 31699772). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatherapeutics.com.

About Dalbavancin

Dalbavancin is an intravenous antibiotic product candidate under investigation for once-weekly dosing, which we believe may facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, potentially reducing the length of a patient’s hospital stay or avoiding hospital admission altogether, with an impact on the overall cost of care for these patients.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata has completed two global Phase 3 clinical trials with its lead product candidate, dalbavancin, under investigation for the treatment of patients with acute bacterial skin and skin structure infections caused by susceptible Gram-positive bacteria.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about patient well-being and healthcare efficiencies, potential regulatory approval for dalbavancin and the ability to obtain additional funds from PDL. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent annual report on Form 10-K, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatherapeutics.com

Media Relations Contact

Geoff Curtis

DJE Science

(312) 233-1253

geoff.curtis@djescience.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$36,853	$32,257
Short-term investments	22,880	13,094
Prepaid expenses and other current assets	3,367	5,844

Total current assets	63,100	51,195
Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	897	981
Restricted cash	1,147	852
Deferred charge	10,081	12,417
Other assets	3,816	—

Total assets	$100,144	$86,548

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,275	$8,618
Accrued expenses	7,116	10,602
Income taxes payable	1,609	2,281

Total current liabilities	14,000	21,501
Long-term debt	25,000	—
Non-current income tax payable	1,377	1,117
Contingent consideration	20,889	19,836
Other liabilities	299	222

Total liabilities	61,565	42,676

Total stockholders’ equity	38,579	43,872

Total liabilities and stockholders’ equity	$100,144	$86,548

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statements of Operations

(in thousands, except share and per share data)

					Period from
					inception
					(November 4,
	Three month period ended				2009) to
	December 31,		Year ended December 31,		December 31,
	2013	2012	2013	2012	2013
Operating expenses:
Research and development expenses	$7,118	$9,440	$37,317	$51,695	$124,161
General and administrative expenses	5,215	3,622	18,602	9,788	36,384
Acquisition related charges, net	214	280	1,053	1,097	9,597

Operating loss	12,547	13,342	56,972	62,580	170,142

Other (income) expense
Interest expense	816	—	2,226	—	2,226
Loss on early extinguishment of debt	2,228	—	2,228	—	2,228
Interest income	(13)	(23)	(62)	(41)	(121)
Other income	(501)	—	(501)	—	(501)

Total other (income) expense	2,530	(23)	3,891	(41)	3,832

Loss before income tax expense (benefit)	15,077	13,319	60,863	62,539	173,974

Income tax expense (benefit)	563	—	1,278	—	(4,533)

Net loss	$(15,640)	$(13,319)	$(62,141)	$(62,539)	$(169,441)

Net loss per common share – Basic and Diluted	$(0.59)	$(0.73)	$(2.57)	$(7.48)
Weighted average common shares – Basic and Diluted	26,623,724	18,359,667	24,224,590	8,364,432